                                                                     EXHIBIT 12

               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
            Computations of Ratios of Earnings to Fixed Charges and
                     Preferred Stock Dividend Requirements


                                                                                       Year Ended December 31
                                                                     -----------------------------------------------------------
                                                                        1993          1992      1991(1)       1990       1989
                                                                      --------      --------    --------    --------   --------
                                                                                       (in millions of dollars)
Net earnings (loss) from continuing operations before
                cumulative effect of changes in accounting
                principles                                              $  2,415    $   505     $  (538)   $     68    $   323
                Add back:
                   Taxes on income                                         1,423        429        (272)         79        242
                   Fixed charges                                           1,433      1,732       2,179       2,783      3,126
                   Amortization of previously capitalized interest            94         87          86          81         78
                Deduct:
                   Capitalized interest                                      176        176         162         140        123
                   Undistributed earnings from less than fifty-
                      percent owned affiliates                                 2          7          11           6         35
                                                                        --------    --------    --------   --------    --------
Earnings available for fixed charges                                    $  5,187    $  2,570     $ 1,282    $ 2,865    $ 3,611
                                                                        --------    --------    --------   --------    --------

Fixed charges:
                Interest expense                                        $  1,104    $ 1,405     $ 1,869    $  2,458    $ 2,844
                Interest expense of unconsolidated subsidiaries               --         --          --          15         10
                Capitalized interest                                         176        176         162         140        123
                Credit line commitment fees                                   10         10          15           6          9
                Interest portion of rent expense                             143        139         126         119        121
                Gross-up of preferred stock dividends of majority-
                   owned subsidiaries (CFC) to a pre-tax basis                --          2           7          45         19
                                                                        --------    --------    --------   --------    --------
Total fixed charges                                                     $  1,433    $ 1,732     $ 2,179    $  2,783    $ 3,126
                                                                        --------    --------    --------   --------    --------
Ratio of earnings to fixed charges                                          3.62       1.48        0.59        1.03       1.16
                                                                        ========    ========    ========   ========    ========
                Preferred stock dividend requirements                   $    127    $   128     $    --    $     --    $    --
                                                                        ========    ========    ========   ========    ========
Ratio of earnings to fixed charges and preferred
                stock dividend requirements                                 3.33       1.38          --          --         --
                                                                        ========    ========    ========   ========    ========
Equity taken up in earnings of less than fifty-percent
                owned affiliates                                        $      2    $    11     $    13    $      8    $    39
Deduct:
                Dividends paid by affiliates                                  --          4           2           2          4
                                                                        --------    --------    --------   --------    --------
Undistributed earnings from less than fifty-percent
                owned affiliates                                        $      2    $     7     $    11    $      6    $    35
                                                                        ========    ========    ========   ========    ========

(1) In 1991, earnings were not sufficient to cover fixed charges. The coverage deficiency was $897 million.


NOTE: For purposes of computing the ratios of earnings to fixed charges and preferred stock dividend requirements, earnings are determined by adding back fixed charges to earnings (loss) from continuing operations (including equity in net earnings of unconsolidated subsidiaries) before taxes on income and excluding undistributed earnings from less than fifty-percent owned affiliates. Fixed charges consist of interest expense, credit line commitment fees, the interest portion of rent expense and the preferred stock dividend requirements of its majority-owned subsidiaries increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements. The year ended December 31, 1989 has been restated to exclude the effects of discontinued operations.